EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL Q1 EARNINGS MORE THAN TRIPLE TO $1.7 MILLION

•	Gains Reported In Net Interest Income, Noninterest Income
•	$533,000 Gain On Sale Of Freddie Mac Shares Help Fuel Increases

WEST POINT, Georgia, January 29, 2004—Charter Financial Corporation (Nasdaq: CHFN) today reported net income for the first quarter ended December 31, 2003, of $1.7 million, or $0.09 per share, compared with $498,651, or $0.03 per share, for the quarter ended December 31, 2002.

Net income increased due to significant increases in net interest income and noninterest income. Net interest income increased $1.6 million for the quarter over the same quarter in the previous year due to an increase in interest income on loans and decreases in the interest expense on borrowings and deposits.

Noninterest income increased $407,000. This increase was due to a $533,000 gain on the sale of Freddie Mac common stock as a part of the covered call pilot program, a $120,000 increase in deposit fees, and $59,000 in covered call income. Gain on sale of loans was $346,000 lower this quarter than in the same quarter of the previous year.

Noninterest expense was up $260,000 with the largest component increase in occupancy expense due to the impact of the branches acquired in the Eagle Bancshares acquisition and higher technology costs. Income tax expense was up $513,000 due to higher pretax income and a higher effective tax rate. The effective tax rate was 25 percent this quarter versus 11 percent in the year ago quarter due to higher income lessening the impact of the dividends received deduction on the Freddie Mac common stock dividends.

Net charge-offs as a percent of total loans were two basis points for the quarter compared to net recoveries of one basis point in the same quarter of the prior year. Nonperforming assets as a percent of total loans and real estate owned increased to 2.18 percent at the end of the quarter compared to 1.60 percent one year ago. A provision for loan losses of $30,000 was recorded for the current quarter. None had been recorded in the comparable quarter of fiscal 2003. Approximately 88 percent of nonperforming loans at December 31, 2003 are secured by real estate, which historically have had much lower levels of losses than loans that are not secured by real estate.

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“We continue to actively manage our capital position and Freddie Mac common stock portfolio,” said Robert L. Johnson, President and Chief Executive Officer. “In the third quarter of fiscal 2003, Charter Financial initiated a pilot program of writing covered call options on 250,000 shares of its Freddie Mac common stock to enhance the yield.” During the quarter ended December 31, 2003, holders of the call options exercised their options to purchase 9,500 shares of Freddie Mac common stock. Charter Financial recognized a pre-tax gain of $533,000 on the sale of these shares to the option holders. Charter Financial earned $78,000 this quarter from writing the call options. On a consolidated basis, Charter Financial owns 4.63 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $263.8 million at December 31, 2003.

Capital remains very strong with equity at $248.7 million, or 24.1 percent of total assets. Book value per share increased to $12.81 from $11.84 at September 30, 2003, primarily due to the increase in accumulated other comprehensive income with the increase attributable to the increase in the fair value of Freddie Mac’s common stock from $52.35 at September 30, 2003 to $58.32 at December 31, 2003. CharterBank’s core capital was 8.89 percent at December 31, 2003.

“We continued to build our retail franchise,” said Mr. Johnson. “Deposit fees for the quarter increased by $39,000 or 9.5 percent over the September 2003 quarter. The integration of our acquisition of Eagle Bank is nearly complete.”

At December 31, 2003, the Company had assets of $1.0 billion, up $30.2 million from September 30, 2003. Loans outstanding were $299.7 million, up $78.1 million from December 2002; retail deposits were $223.4 million and core deposits were $99.6 million at December 31, 2003 compared to $171.1 million and $68.1 million, respectively, at December 31, 2002. Equity was $248.7 million at December 31, 2003 compared to $257.5 million at December 31, 2002.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and the related initial public offering of the Company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Selected Financial Data (in thousands except share data):

	At December 31, 2003	At September 30, 2003
	Unaudited
Total Assets	$1,030,716	$1,000,495
Loans Receivable, net	299,708	292,553
Mortgage Securities Available for Sale	409,454	394,432
Freddie Mac Common Stock	270,051	242,904
Other Investment Securities	3,938	21,629
Retail Deposits	223,413	229,649
Core Deposits	99,555	99,546
Total Deposits	271,319	279,386
Deferred Income Taxes	99,109	88,196
Borrowings	399,242	388,441
Realized Stockholders’ Equity*	87,444	86,419
Accumulated Other Comprehensive Income**	161,299	143,940
Total Equity	248,743	230,359

Book Value per Share	$12.81	$11.84
Tangible Book Value per Share	12.50	11.52

Minority Shares Outstanding	3,814,581	3,814,581
Total Shares Outstanding—Basic	19,410,011	19,456,886
Total Shares Outstanding—Fully Diluted	19,436,193	19,460,824

*Includes	Total Stockholders Equity less Accumulated Other Comprehensive Income.

**Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

	Quarter Ended December 31,
	2003	2002
	Unaudited
Total Interest Income	$9,469	$8,583
Total Interest Expense	4,293	5,021

Net Interest Income	5,176	3,562
Provision for Loan Losses	30	—

Net Interest Income after Provision for Loan Losses	5,146	3,562
Noninterest Income	1,547	1,140
Noninterest Expense	4,399	4,139

Income before Income Taxes	2,294	563
Income Tax Expense	578	64

Net Income	$1,716	$499

Earnings per Share	$0.09	$0.03
Earnings per Share—Fully Diluted	0.09	0.03
Cash Dividends per Share***	0.20	0.10

Net Charge-offs (Recoveries)	67	(12)
Deposit Fees	448	328
Gain on Sale of Loans	242	589
Gain on Sale of Freddie Mac Common Stock	533	—
Gain on Covered Calls Related to Freddie Mac Common Stock	78	—

***First	Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

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	Quarter Ended December 31,
Performance Ratios:	2003	2002
	Unaudited
Return on Equity	2.91%	0.78%
Return on Assets	0.67	0.21
Net Interest Margin	2.07	1.50
Loan Loss Reserve as a % of Nonperforming Assets	101.82	149.54
Nonperforming Assets as a % of Total Loans and REO	2.18	1.60
Net Chargeoffs (Recoveries) as a % of Total Loans	0.02	(0.01)
Nonperforming Assets to Total Assets	0.64	0.37
Bank Core Capital Ratio	8.89	11.03
Dividend Payout Ratio	40.21	73.45